Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Above-Average Snow Events
for the First Quarter of 2019

OVERLAND PARK, Kan. (April 8, 2019) - Compass Minerals (NYSE: CMP) announced today that first-quarter 2019 winter weather events in its primary North American deicing markets were above both the 10-year average and prior-year results, which helped offset the impact of mild weather in the U.K. as well as lower highway deicing sales commitments in North America.

Eleven representative cities in the company’s primary North American highway deicing service area reported 122 snow events during the first quarter of 2019, which was 12 percent above the 10-year average and 3 percent above first-quarter 2018 results.

As expected, highway deicing sales volumes in the first quarter of 2019 declined from 2018 levels. Mild winter weather in the U.K. this quarter compared to severe winter in the prior period drove more than half of the decline.

“Our Salt business has outperformed our expectations thus far in 2019 due to a combination of stronger winter weather in North America, improved production at our Goderich and Cote Blanche mines, and better than expected logistics, which allowed us to meet customer demand late in the season,” said Dick Grant, Compass Minerals chairman of the Board and interim CEO. “In addition, we completed our March shutdown at the Goderich mine and have resumed production, and together with the announced labor agreement with our Cote Blanche mine employees, we believe we are building momentum in our Salt business as we head into the remainder of 2019.”

The company sold approximately 3.5 million tons of highway deicing salt products in first quarter of 2019 compared to 4.3 million tons in the prior-year period. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products were 4.1 million tons in the 2019 period compared to 4.8 million tons in the first quarter of 2018.

Snow Events Note: The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather

Service and National Climatic Data Center and Environment Canada without weighting or other adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that solve nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. The company produces its minerals at locations throughout the U.S., Canada, Brazil and the U.K., operating 21 production facilities and employing more than 3,000 personnel worldwide. Compass Minerals’ mission is to be the best essential minerals company by safely delivering where and when it matters. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to build momentum in its business. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures or successfully implement any capital projects, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its cost savings initiatives, and (vi) the effects of changes in the company’s management. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Tara Hefner	Theresa Womble
Director of Corporate Affairs	Director of Investor Relations
+1.913.344.9319	+1.913.344.9362
MediaRelations@compassminerals.com	womblet@compassminerals.com